For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS PRELIMINARY UNAUDITED
FOURTH QUARTER AND FISCAL YEAR 2006 OPERATING RESULTS

Mountain View, CA—November 8, 2006—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its fourth fiscal quarter ended September 30, 2006 were $13.8 million. This compared to revenues of $15.8 million in the same quarter a year ago. Revenues for fiscal year 2006 were $47.4 million compared to revenues of $64.9 million for fiscal year 2005.

The Company has not yet completed its accounting for income taxes for the quarter and year ended September 30, 2006. As a result, today’s release does not include an income statement, balance sheet or other GAAP financial statements. The Company will release its full results of operations together with condensed consolidated statements of operations and balance sheet tables as soon as practicable.

“Revenues in the fourth quarter of fiscal 2006 exceeded our initial and revised guidance as a result of our ability to recognize revenue from more than 90% of our engineering-delayed backlog orders. Our China/Rest of World region continues to exceed our expectations; its fourth quarter revenues grew 173% compared to the same period in the previous year,” commented Dr. Richard A. Karp, Catapult’s Chairman and CEO. “We have taken action to address the problems that most negatively impacted us this past fiscal year and, as a result, I believe that we have laid the groundwork for recovery.”

In the fourth quarter of fiscal year 2006, the Company recognized the following charges:

•	a restructuring charge of $359,000 for the costs of the reduction in force taken late in the fourth quarter of this fiscal year;

•	a $442,000 non-cash increase in inventory reserve to provide for the accelerated obsolescence of the Company’s pre-common platform hardware components; and

•	a $2.9 million non-cash impairment charge against 93% of the remaining unamortized balance of long-lived assets related to the product acquired from Tekelec in 2002. Of this amount, approximately $1.9 million has been charged to cost of goods sold, $949,000 to general and administrative expenses and $45,000 to sales and marketing expenses.

These three charges reduced the Company’s fourth fiscal quarter operating income (loss) by a total of $3.7 million to a loss of $2.7 million. This operating loss also includes $948,000 in non-cash stock option costs.

As part of its income tax accounting, the Company expects to record a valuation allowance of approximately $10 million against its U.S. deferred tax assets. This valuation allowance would be charged to the Company’s provision for income taxes for its fourth quarter of fiscal 2006.

Catapult Communications will be discussing its fourth quarter operating results on a conference call today, beginning at 5:15 p.m. ET. Please dial (800) 510-0219 or (617) 614-3451 and provide conference ID# 67204446 to access the call. The conference call will also be broadcast from www.catapult.com.

A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on November 15, 2006. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 25684499. The replay will also be available on the Company’s website for one year.

FORWARD LOOKING STATEMENTS
The statements in this press release regarding the Company’s expected recovery and valuation allowance charge are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s dependence on a limited number of customers and the resulting effect of delays or cancellations by such customers of their orders; inability by the Company to meet its production and/or product development schedules; the demand for telecommunications equipment in general and, in particular, for software-based telecommunications test systems; new and enhanced product offerings by competitors, and further adjustments to the Company’s current and previously reported financial results that might be required as the Company completes its accounting. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Lucent, Motorola, NEC, NTT DoCoMo and Nortel. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning IMS, 3G, VoIP, GPRS, SS7, Intelligent Network, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China, Australia and India. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
PRELIMINARY UNAUDITED OPERATING RESULTS
(In thousands)

	For the three months		For the twelve months
	ended		ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Products	$9,928	$12,100	$32,372	$50,441
Services	3,902	3,651	15,012	14,507

Total revenues	13,830	15,751	47,384	64,948

Cost of revenues:
Products	1,938	1,859	5,513	5,766
Services	885	838	3,811	3,434
Amortization and impairment of purchased technology	2,029	171	2,543	686

Total cost of revenues	4,852	2,868	11,867	9,886

Gross profit	8,978	12,883	35,517	55,062

Operating expenses:
Research and development	3,594	3,039	13,652	12,445
Sales and marketing	4,136	4,465	17,341	18,401
General and administrative	3,508	3,130	10,647	9,008
Restructuring	359	—	359	—

Total operating expenses	11,597	10,634	41,999	39,854

Operating income (loss)	(2,619)	2,249	(6,482)	15,208

Interest income	826	442	2,817	1,364
Other expense, net	(67)	(28)	(11)	(148)

Income (loss) before income taxes	$(1,860)	$2,663	$(3,676)	$16,424